EXHIBIT 10.11

February 19, 2010

Delida Costin

Dear Delida:

On behalf of Pandora Media, Inc. (the “Company”), we are pleased to offer you the position of Vice President and General Counsel, reporting to Joe Kennedy. This letter agreement sets forth the terms and conditions of your employment with the Company (“Agreement”). Please understand that this offer, if not accepted, will expire on February 25, 2010.

1.	Compensation

(a)

Base Wage. In this exempt full-time position, you will earn a starting salary of $17,500 per month, which is equivalent to $210,000 on an annualized basis (prorated for any partial pay period that occurs during the term of your employment), subject to applicable tax withholding. Your salary will be payable pursuant to the Company’s regular payroll policy (15th and last day of each month).

2.	Employee Benefits.

(a)	Paid Time Off. You will be eligible to accrue up to 15 days of paid PTO per calendar year, accruing at the rate of 1.25 days for every full month that you are performing services for the Company. Your PTO is pro-rated for the remainder of this calendar year. All absences must be approved (in advance) by your supervisor, unless there are extenuating circumstances which make it impossible, in which case you must contact your supervisor as soon as possible.

(b)

Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical and dental insurance, subject to any eligibility requirements imposed by such plans. Eligibility starts on the 1st day of the month following your date of hire.

(c)

Stock Option. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 250,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2004 Incentive Plan (the “Plan”) and the Stock Option Agreement between you and the Company, including but not limited to a “lock-up” provision, repurchase rights and a right of first refusal in favor of the Company. You understand that issuing the Option is expressly contingent on the Board’s approval and receipt of a fully executed Stock Option Agreement and any related documents, as may be requested by the Company.

3.	Severance on Termination.

(a)	If your employment with the Company is terminated by the Company without “Cause” (as defined below), you will be eligible to receive a severance payment equal to three (3)

months of your then current base salary excluding bonuses and other compensations (“Severance Amount”). The foregoing severance package shall be conditioned on you executing and not revoking a valid release of claims and separation agreement, in a form prescribed by the Company. The Severance Amount shall be paid in equal monthly installments after Company’s receipt of a signed release/separation Agreement from you, with the first installment to begin within fifteen (15) days of such date.

(b)	For purposes of this agreement, “Cause” shall mean (i) a failure or a refusal to comply in any material respect with the reasonable policies, standards or regulations of Company; (ii) reasonable determination by Company’s Chief Executive Officer that your performance is unsatisfactory, provided that, the Company provides you a fifteen (15) day cure period to remedy your nonperformance; (iii) unprofessional, unethical or fraudulent conduct or conduct that materially discredits Company or is materially detrimental to the reputation, character or standing of Company; (iv) dishonest conduct or a deliberate attempt to do an injury to Company; (v) your material breach of this Agreement or any breach of confidentiality or proprietary information agreements with the Company, including, without limitation, theft of Company’s proprietary information; (vi) an unlawful or criminal act which would reflect badly on Company in Company’s reasonable judgment; (vii) adverse economic circumstances of Company; (viii) absence from work without an approved leave; or (ix) death or disability (whether due to illness, disability or otherwise; provided however, that you shall be entitled to any benefits or reasonable accommodation required by law).

4.	Change in Control.

Termination/Constructive Termination. In the event that you are involuntarily terminated without Cause or experience a Constructive Termination of your employment (each an “Involuntary Termination”) within twelve (12) months after a Change in Control (as defined below), 50% of your then unvested Option Shares shall vest in full, provided that you execute and deliver to the Company an executed general release in a form acceptable to the Company (or the surviving entity), which release shall include, without limitation, an agreement by you (i) to release all known and unknown claims that you may then have against the Company or persons affiliated with the Company, provided, however, that you will not be required to release any claims with respect to any then-unpaid deferred compensation earned under the terms of this Agreement; and (ii) not to prosecute any legal action or other proceeding based upon any of such claims.

For all purposes under this Agreement, “Constructive Termination” of your employment means: resignation from your employment with the Company within twelve (12) months after any of the following:

(a)	any reduction of Executive’s base salary which is not part of a broad cross-company cost cutting effort.

(b)	any requirement that Executive engage in any illegal or unethical conduct, after Executive has given the Company 30 days’ notice and opportunity to cure;

(c)	the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement, or any other agreement between Executive and the Company, in each case which Executive has notified the Board in writing;

(d)	a relocation of Executive’s principal place of employment by more than fifty (50) miles.

For purposes of this Agreement, “Change in Control” shall mean:

a.	the consummation of a merger, reorganization or consolidation of Company with any other corporation in which the Company or the shareholders of the Company receive cash or securities or other property, other than a merger, reorganization, or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company of such surviving entity outstanding immediately after such merger or consolidation; or

b.	the consummation of the sale or disposition of Company of all or substantially all Company’s assets in which the Company or the shareholders of the Company receive cash or securities or other property.

5.	Pre-employment Conditions.

(a)	Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b)	Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

(c)	Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release all parties from any and all liability for damages that may result from obtaining, furnishing, collecting or verifying such information, as well as from the use of or disclosure of such information by the Company or its agents.

You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

(d)

No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that performance of your duties to the Company and the terms of this offer letter and the Confidentiality Agreement will not breach any other agreement (written or oral) to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this letter, the Confidentiality Agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. To the extent that you are bound by any such obligations, you must inform the Company immediately prior to accepting this offer letter.

At all times during your employment, you agree to faithfully perform those job responsibilities consistent with your title, as well as such other duties as shall be specified and designated from time to time by the Company. You agree to devote as much of your business time and effort as necessary in order to successfully perform and discharge your duties to the Company.

During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

6.	General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

7.	At-Will Employment; Termination. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time without notice and for any reason or no reason, without further obligation or liability. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. Subject to the terms of this Agreement, the Company also reserves the right to modify or amend the terms of your employment, compensation and benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

8.	Arbitration. Any dispute or controversy arising out of, relating to, or concerning an employee’s employment with the company shall be settled by arbitration to be held in Alameda County, CA in accordance with the employment dispute resolution rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in said dispute or controversy. The decision of the arbitrator shall be final, conclusive & binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company & the employee(s) involved shall each pay their pro-rata share of the costs & expenses of such arbitration, & each shall separately pay for their own counsel fees & expenses.

This arbitration clause constitutes a waiver of all employees’ right to a jury trial & relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including, but not limited to, the following claims: (1) Any & all claims for wrongful discharge of employment; breach of contract, both express & implied; breach of the covenant of good faith & fair dealing, both express & implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; & defamation; (2) Any & all claims for violation of any federal, state or municipal statute, including, but not limited to: Title VII/Civil Rights Act of 1964, Civil Rights Act of 1991, ADEA of 1967, ADA of 1990, the FLSA, the CA FE&H Act, & labor code section 201, et seq. (3) Any & all claims arising out of any other laws & regulations relating to employment or employment discrimination

Employees understand they are offered employment in consideration of a promise to arbitrate claims

By accepting or continuing in employment with the Company, the employee agrees that arbitration is the exclusive remedy for all disputes arising out of or related to the employee’s employment with the Company & waives all rights to a civil court action regarding the employee’s employment & termination of the employee’s employment with the Company; only the arbitrator, not a judge or jury, will decide the dispute.

If an employee decides to dispute his/her termination, or separation by any other means, or any alleged incident during a employee’s employment, including, but not limited to, unlawful discrimination or harassment, the employee must deliver a written request for arbitration to the Company within one year from the date of termination, or other separation, or within one year from the date on which the alleged incidents or conduct occurred, & respond within 14 calendar days to each communication regarding the selection of an arbitrator & the scheduling of a hearing. If the Company does not receive a written request for arbitration from the employee within one year, or if the employee does not respond to any communication from the Company about the arbitration proceedings within 14 calendar days, the employee will have waived any right to raise any claims arising out of the employee’s employment or the termination of employment with the Company, or involving claims of unlawful discrimination or harassment, in arbitration & in any court or other forum.

{Signature page follows}

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, within one week of the date at the top of this agreement. The Company requests that you begin work in this new position as soon as possible. Please indicate the date on which you expect to begin work in the space provided below, which shall in no event be later than April 5, 2010 (the “Start Date”). This letter, together with its Attachment A (the Confidentiality Agreement) and Attachment B, set forth the entire terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

Peter Ekman

VP, Human Resources

PANDORA MEDIA, INC.

By:	/s/ Peter Ekman

I have read this offer and agree to accept Employment with Company under the terms set forth in this letter.

ACCEPTED AND AGREED:

Delida Costin

/s/ Delida Costin	(02 /24/2010)
Signature	Date

             I hereby waive my right to receive any public records as described above.

Anticipated Start Date:

Attachment B

Job Title & Description

Title:                                      Vice President and General Counsel

Description:

The General Counsel will provide legal expertise to a wide range of business and regulatory issues, as well as strategic legal direction to senior management. Candidate will offer counsel and assist in making decisions on legal matters, disputes, and appeals affecting the business.

RESPONSIBILTIES

•	Ensure the quality and timeliness of legal advice to senior management

•	Provide legal advice in complex and specialized matters

•	Manage, oversee and participate in drafting and negotiating a wide range of legal and commercial documents

•	Provide counsel regarding corporate transactions, regulatory matters, contracts, litigation

•	Coordinate and liaise with outside counsel as necessary

•	Prepare and review various legal contracts, documents, analysis, memorandum, and correspondence

•	Remain current with legislation and regulations affecting company, business unit operations and corporate governance

•	Be a role model for the company culture.